                                                             EXHIBIT 10.1


                       STOCK OPTION AGREEMENT

            THIS STOCK OPTION AGREEMENT (this "AGREEMENT"), dated October 17, 1996, between OrNda Healthcorp, a Delaware corporation ("GRANTEE"), and Tenet Healthcare Corporation, a Nevada corporation ("ISSUER"),

                        W I T N E S S E T H:

            WHEREAS, Grantee and Issuer, among others, have entered into an Agreement and Plan of Merger, dated as of October 16, 1996 (the "MERGER AGREEMENT"), which agreement has been executed by the parties hereto prior to this Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

            WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

            1. GRANT OF OPTION. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms hereof, 28,388,098 shares of fully paid and nonassessable common stock of the Issuer, par value $.075 per share ("COMMON STOCK"), equal to 10.46% of the number of shares of Common Stock (on a fully diluted basis after giving effect to the exercise of the Option), together with any associated purchase rights (the "Rights") under the Rights Agreement, dated as of December 7, 1988, as amended from time to time, between Issuer and Bank of America, NTS as successor trustee to Bankers Trust Company (references to shares purchasable upon exercise of the Option shall be deemed to include the associated Rights), as of the date hereof at a purchase price of $22.125 per share of Common Stock, as adjusted in accordance with the provisions of

Section 5 of this Agreement (such price, as adjusted if applicable, the "OPTION PRICE").

            2. (a) EXERCISE OF OPTION. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection (f) of this Section 2 on or prior to the last date of the 18-month period following such Triggering Event (the "Option Expiration Date").

            (b)  OPTION TERMINATION EVENTS.  The term "OPTION TERMINATION
EVENT" shall mean either of the following events: (i) immediately prior to the Effective Time of the Merger; or (ii) termination of the Merger Agreement (A) by either party pursuant to Section 9.1(c) of the Merger Agreement, whether or not such termination occurs prior to the occurrence of a Triggering Event, provided that the matter giving rise to the order, decree, ruling or other action providing the basis for termination under Section 9.1(c) shall not have been initiated by Issuer or any Bidder, (B) by Issuer pursuant to Section 9.1(d)(i) of the Merger Agreement because of a material adverse change after the date hereof in the business, financial condition, results of operations, properties, assets or liabilities of Grantee and its subsidiaries taken as a whole (other than any change relating to the United States economy in general or to the United States investor-owned hospital business in general) that is caused by the matters described in Schedule 5.8(a) to the Company Disclosure Letter if such termination occurs prior to the occurrence of a Triggering Event described in clause (i) of Section 2(c) hereof or (iii) by either party pursuant to any other provision of the Merger Agreement if such termination occurs prior to the occurrence of a Triggering Event.

            (c) TRIGGERING EVENTS. The term "TRIGGERING EVENT" shall mean either of the following events occurring after the date hereof:

                  (i) Any event shall have occurred that would entitle either party to terminate the Merger Agreement and permit Grantee to receive any fee from Issuer pursuant to Section 9.3 of the Merger Agreement (a "SECTION 9.3 EVENT"); or

                  (ii) Any person (the term "PERSON" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations thereunder), other than Grantee or any of its subsidiaries or affiliates (such person, the "BIDDER"), shall make an offer or proposal for, or an announcement of any intention with respect to (including, without limitation, the filing of a statement of beneficial ownership on
            Schedule 13D discussing the possibility of, or reserving the right to engage in), an Alternative Transaction.

            (d) NOTICE OF TRIGGERING EVENT. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

            (e) NOTICE OF EXERCISE; CLOSING. In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "CLOSING DATE"); PROVIDED, that if the closing of the purchase and sale pursuant to the Option (the "CLOSING") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and PROVIDED FURTHER, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection (e), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (x) Grantee receives official notice that an approval of any regulatory authority required for the purchase of Option Shares (as hereinafter defined) would not be issued or granted, (y) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval or (z) Grantee shall have the right pursuant to the last sentence of
Section 8 (or Section 10) to exercise the Option (or Substitute Option), Grantee shall nevertheless be entitled to exercise its right as set forth in Section 8 and Grantee shall be entitled to exercise the Option (or Substitute Option) in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 6.

            (f) PURCHASE PRICE. At the Closing referred to in subsection (e) of this Section 2, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

            (g) ISSUANCE OF COMMON STOCK. At such Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall not have redeemed the Parent Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent rights or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under Issuer's shareholder rights agreement or any similar agreement then in effect.

            (h) LEGEND. Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer and voting of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the condi-tions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

            (i)  RECORD GRANTEE; EXPENSES.  Upon the giving by Grantee to
Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2.
Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

            3. RESERVATION OF SHARES. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5(a)) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods in 15 U.S.C.
Section 18a the rules and regulations thereunder) in order to permit Grantee to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

            4. DIVISION OF OPTION; LOST OPTIONS. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

            5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

            (a) In the event that any additional shares of Common Stock, or any rights, options, warrants, subscriptions, calls, convertible securities or other agreements or commitments obligating Issuer to issue any shares of Common Stock, are issued or otherwise become outstanding after the date hereof (an "Increase"), the number of shares of Common Stock subject to the Option shall be increased by a number of shares equal to the product of (A) a fraction, the numerator of which is the number of shares of Common Stock for which the Option was exercisable immediately prior to the Increase and the denominator of which is the number of shares of Common Stock specified in Section 1 hereof and (B) the product of (i) 11.68193% and (ii) the number of shares of Common Stock on a fully diluted basis immediately after the Increase minus the number of shares of Common Stock on a fully diluted basis immediately prior to the Increase; provided that the number of shares of Common Stock subject to the Option shall in no event exceed 19.9% of the issued and outstanding shares of Common Stock immediately prior to exercise.

            (b) In the event of any change in Common Stock by reason of stock dividends, splits, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions and no adjustment is required pursuant to the terms of Section 5(a), then, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

            (c) Whenever the number of shares of Common Stock on a fully diluted basis changes after the date hereof, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

            6.  REGISTRATION RIGHTS.  Upon the occurrence of a Triggering
Event that occurs prior to an Exercise Termination Event (or as otherwise provided in the last sentence of Section 2(e)), Issuer shall, at the request of Grantee delivered at any time on or prior to the Option Expiration Date (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("OPTION SHARES") in accordance with any plan of disposition requested by Grantee.

Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 360 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee for a period of 18 months following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Grantee's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Grantee and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur (and such registration shall not be charged against Grantee). Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

            7. REPURCHASE OF OPTION AND OPTION SHARES. (a) Within ten business days following the occurrence of a Repurchase Event (as defined below), Issuer shall (i) deliver an offer (a "REPURCHASE OFFER") to repurchase the Option from Grantee at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which (A) the Alternative Transaction Price (as defined below) exceeds
(B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) deliver an offer (also, a "REPURCHASE OFFER") to repurchase the Option Shares from each owner of Option Shares from time to time (each, an "OWNER") at a price (the "OPTION SHARE REPURCHASE PRICE") equal to the Alternative Transaction Price multiplied by the number of Option Shares then held by such Owner. The term "ALTERNATIVE TRANSACTION PRICE" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the Alternative Transaction or, in the event of a sale of assets of Issuer, the last per-share sale price of Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the Alternative Transaction shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee, which determination shall be conclusive for all purposes of this Agreement.

            (b) Upon the occurrence of a Repurchase Event and whether or not Issuer shall have made a Repurchase Offer under Section 7(a), (i) at the request (the date of such request being the "OPTION REPURCHASE REQUEST DATE") of Grantee delivered prior to the Option Expiration Date, Issuer shall repurchase the Option from Grantee at the Option Repurchase Price and (ii) at the request (the date of such request being the "OPTION SHARE REPURCHASE
REQUEST DATE") of any Owner delivered prior to the Option Expiration Date, Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at the Option Share Repurchase Price.

            (c) Grantee and/or the Owner, as the case may be, may accept Issuer's Repurchase Offer under Section 7(a) or may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to
Section 7(b) by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to accept such offer or to require Issuer to repurchase the

Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days, after the surrender to it of this Agreement and/or Certificates for Option Shares, as applicable, following receipt of a notice under this Section 7(c) and the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price and/or the portion thereof that Issuer is not then prohibited from so delivering under applicable Law.

            (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 7. Nonetheless, to the extent that Issuer is prohibited under applicable Law, from repurchasing the Option and/or any Option Shares in full, Issuer shall immediately so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable Law, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either (a) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (b) to the Owner, a certificate for the number of Option Shares covered by the revocation. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

            (e) The term "REPURCHASE EVENT" shall mean a Triggering Event followed by the consummation of any transaction included in the definition of Alternative Transaction.

            (f) Notwithstanding anything to the contrary in Sections 2(a) and 2(e), the delivery of a notice by Grantee under Section 7(b) specifying that such notice relating to an anticipated Repurchase Event under Section 7(d) is based on the Issuer's public announcement of the execution of an agreement providing for an Alternative Transaction shall be deemed to constitute an election to exercise the Option, as to the number of Option Shares not heretofore purchased pursuant to one or more prior exercises of the Option, on the fifth business day following the public announcement of the consummation of the transaction contemplated by such agreement, in which event a closing shall occur with respect to such unpurchased Option Shares in accordance with Section 2(e) on such fifth business day (or such later date as determined pursuant to the proviso in the first sentence of Section 2(e)).

            8. SUBSTITUTE OPTION IN THE EVENT OF CORPORATE CHANGE. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i)to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

            (b)  The following terms have the meanings indicated:

                  (1) "ACQUIRING CORPORATION" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                  (2) "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                  (3) "ASSIGNED VALUE" shall mean the Alternative Transaction Price, as defined in Section 7.

                  (4) "AVERAGE PRICE" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

            (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which agreement shall be applicable to the Substitute Option.

            (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

            (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "SUBSTITUTE OPTION Issuer") shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

            (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

            9. EXTENSION OF TIME FOR REGULATORY APPROVALS. The 18-month period for exercise of certain rights under Sections 2, 6 and 11 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

            10. REPRESENTATIONS AND WARRANTIES OF THE ISSUER. Issuer hereby represents and warrants to Grantee as follows:

            (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

            (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

            (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Articles of Incorporation or by-laws of Issuer or any Issuer subsidiary, subject to obtaining any approvals or con-sents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets which violation would have, individually or in the aggregate, a Parent Material Adverse Effect.

            (d) The provisions of Sections 78.411-78.444 of the General Corporation Law of Nevada will not, prior to the termination of this Agreement (assuming that prior to the date hereof neither the Grantee nor any of its affiliates or associates (as such terms are defined in the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Issuer, which in the aggregate, represent 10% or more of the outstanding shares of capital stock of the Issuer entitled to vote generally in the electing of directors (other than shares held in a fiduciary capacity)), apply to this Agreement or the transactions contemplated hereby and thereby. The Issuer has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

            11. ASSIGNMENT OF OPTION BY GRANTEE. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

            12. LIMITATION OF GRANTEE PROFIT. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $55,000,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combi-nation thereof, so that Grantee's actually realized Total Profit shall not exceed $55,000,000 after taking into account the foregoing actions.

            (b) As used herein, the term "TOTAL PROFIT" shall mean the amount (before taxes) of the following: (a) the aggregate amount of (i) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months from the exercise of this Option with respect to such Option Shares, less (y) the Grantee's purchase price of such Option Shares, (ii) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, if permitted hereunder, (iii) any equivalent amount with respect to the Substitute Option, and (iv) the amount received by Grantee pursuant to Section 9.3 of the Merger Agreement; MINUS (b) the amount of cash paid to the Issuer pursuant to this
Section 12 plus the value of the Option Shares delivered to the Issuer for cancellation.

            (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 9.3 of the Merger Agreement; PROVIDED that if Total Profit received by Grantee would exceed $55,000,000 following the receipt of such fee, Grantee shall be obligated to comply with the terms of Section 12(a) within 30 days of the later of (i) the date of receipt of such fee and (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months of the exercise of this Option with respect to such Option Shares.

            13. FIRST REFUSAL. At any time after the first occurrence of a Triggering Event and prior to the later of (a) the expiration of 18 months immediately following the first purchase of shares of Issuer Common Stock pursuant to the Option and (b) the Option Termination Date, if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Issuer Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an

"OFFEROR'S NOTICE"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 20 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if any regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 11 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Issuer Common Stock or other securities by a person to whom grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer or (z) any transfer to a wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

            14. VOTING. For a period of 18 months from the date of exercise of the Option, so long as Grantee beneficially owns any Option Shares, Grantee agrees to (a) be present, in person or represented by proxy, at all stockholder meetings of Issuer, so that all Option Shares beneficially owned by holder may be counted for the purpose of determining the presence of a quorum at such meetings, and (b) vote or cause to be voted all Option Shares beneficially owned by it, with respect to all matters submitted to shareholders for a vote, in the same proportion as shares of Common Stock are voted by shareholders unaffiliated with Grantee.

            15. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance.

            16. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

            17. SEPARABILITY OF PROVISIONS. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

            18. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

            19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

            21. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            22. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            23. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

            IN WITNESS WHEREOF, OrNda Healthcorp and Tenet Healthcare Corporation have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 ORNDA HEALTHCORP



                                 By:    /s/ Ronald P. Soltman
                                     ---------------------------------------
                                 Name:  Ronald P. Soltman
                                      --------------------------------------
                                 Title: Senior Vice President
                                       -------------------------------------

Attest: /s/ James H. Spalding


Name:   James H. Spalding
     -----------------------------
Title:  Vice President
      ----------------------------


                                 TENET HEALTHCARE CORPORATION


                                 By:    /s/ Jeffrey C. Barbakow
                                     ---------------------------------------
                                 Name:  Jeffrey C. Barbakow
                                      --------------------------------------
                                 Title: Chairman and Chief Executive Officer
                                       -------------------------------------

Attest: /s/ Patricia Campana


Name:   Patricia Campana
     -----------------------------
Title:  Senior Executive Assistant
      ----------------------------